Exhibit 3.5

HINES GLOBAL REIT II, INC.
ARTICLES OF AMENDMENT

Hines Global REIT II, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended to change the designation of the Company’s Class A Common Stock, $0.001 par value per share, to Class AX Common Stock, $0.001 par value per share. All references in the Charter to “Class A Common Stock” are hereby changed to “Class AX Common Stock” and all references in the Charter to “Net Asset Value per share of Class A Common Stock” are hereby changed to “Net Asset Value per share of Class AX Common Stock.”

SECOND: The Charter is hereby further amended to change the designation of the Company’s Class T Common Stock, $0.001 par value per share, to Class TX Common Stock, $0.001 par value per share. All references in the Charter to “Class T Common Stock” are hereby changed to “Class TX Common Stock” and all references in the Charter to “Net Asset Value per share of Class T Common Stock” are hereby changed to “Net Asset Value per share of Class TX Common Stock.”

THIRD: The Charter is hereby further amended to change the designation of the Company’s Class I Common Stock, $0.001 par value per share, to Class IX Common Stock, $0.001 par value per share. All references in the Charter to “Class I Common Stock” are hereby changed to “Class IX Common Stock” and all references in the Charter to “Net Asset Value per share of Class I Common Stock” are hereby changed to “Net Asset Value per share of Class IX Common Stock.”

FOURTH: The Charter is hereby further amended to change the designation of the Company’s Class J Common Stock, $0.001 par value per share, to Class JX Common Stock, $0.001 par value per share. All references in the Charter to “Class J Common Stock” are hereby changed to “Class JX Common Stock” and all references in the Charter to “Net Asset Value per share of Class J Common Stock” are hereby changed to “Net Asset Value per share of Class JX Common Stock.”

FIFTH: The amendments to the Charter as set forth above have been duly approved by at least a majority of the entire Board of Directors as required by law. The amendments set forth herein are made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

SIXTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer and Secretary on this 30th day of November, 2017.

ATTEST:		HINES GLOBAL REIT II, INC.

By:	/s/ Ryan T. Sims	By:	/s/ Sherri W. Schugart
	Name: Ryan T. Sims		Name: Sherri W. Schugart
	Title: Chief Financial Officer and Secretary		Title: President and Chief Executive Officer